ExHIBIT 10.1

certain identified information has been excluded from thIS exhibit because it is both not material and is the type that the registrant treats as private or confidential.

Confidential SETTLEMENT aGREEMENT And general RELEASe

This Confidential Settlement Agreement and General Release (“Agreement”) is entered into on October 1, 2021, by and between Christopher Hughes, an individual residing in the State of New York, and, including, but not limited to any and all entities owned or controlled by Mr. Hughes, subsidiaries, affiliates, successors, agents and assigns (“Employee”) and TSR, Inc., a Delaware corporation with its principal place of business at 400 Oser Avenue, Suite 150, Hauppauge, New York 11788, its subsidiaries, affiliates, successors, and assigns (“Company” or “TSR”) (collectively, the “Parties”):

WHEREAS, Employee was employed with the Company as its Chief Executive Officer (“CEO”) until February 29, 2020;

WHEREAS, Employee executed an employment agreement on or about August 9, 2018 (“Employment Agreement”) and this Agreement shall supersede the Employment Agreement in its entirety;

WHEREAS, on or around March 18, 2020, Employee commenced an action against TSR by filing a Summons and Verified Complaint in the Supreme Court of the State of New York, County of New York, in the case styled Christopher Hughes v. TSR, Inc., New York County Index No. 651753/2020 (the “Action”), for breach of his employment agreement in relation to his separation from TSR and breach of the duty of good faith and fair dealing;

WHEREAS, on May 22, 2020, the Company filed an answer to the Complaint denying the allegations thereof, and filed Counterclaims for (1) declaratory relief that Employee’s termination was lawful; (2) breach of confidence/non-compete agreement (“Confidence/Non-Compete Agreement”); (3) declaratory and injunctive relief – confidence/non-compete; (4) tortious interference with current and prospective contractual and economic relations; (5) breach of fiduciary duty; (6) misappropriation of trade secrets; (7) declaratory and injunctive relief – unfair competition; and (8) conversion;

WHEREAS, on June 11, 2020, Employee filed an answer to the Counterclaims denying the salient allegations thereof;

WHEREAS, in an effort to avoid the time, expense, and uncertainty involved in litigating the Action, the Parties wish to finally compromise, settle and resolve the Action, and any and all claims, defenses, disputes, and controversies by, between, and among the Parties that were or could have been raised in the Action, on the terms and conditions set forth in this Agreement and in each of the instruments, documents, and agreements referred to or executed in connection herewith;

NOW, THEREFORE, in consideration of the respective representations, recitals, covenants, agreements, warranties and conditions set forth herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Recitals. The foregoing recitals are contractual and incorporated into and made part of this Agreement.

2. Settlement Payment. In exchange for full and final settlement of this Action, and other relief acknowledged herein, Company will pay Employee the total sum of Seven Hundred and Five Thousand Dollars ($705,000.00) (the “Settlement Payment”). The Settlement Payment shall be issued as follows: (a) one check in the amount of $320,348.00, subject to IRS Form 1099, made payable to “Trief & Olk”; and (b) one check in the amount of $384,652, subject to IRS Form W-4, both of which shall be mailed to the attention of Shelly Friedland, Trief & Olk, 750 Third Avenue, Suite 2902, New York, New York 10017. The Settlement Sum shall be paid within (7) seven days following the Effective Date of this Agreement as defined in Paragraph 12, or upon receipt of all tax-related forms by Employee and Employee’s counsel, whichever is later, so long as Employee does not revoke this Agreement as provided for herein. Employee acknowledges and agrees that other than this Settlement Payment, Employee is not due any monies from Company including but not limited to wages, bonuses, incentives, paid time off, vacation, notice pay, severance, commissions, employee benefits and any fees or costs related thereto. By Employee’s signature below, Employee acknowledges and agrees that the terms set forth in this Agreement include sufficient consideration and benefits to which Employee is not otherwise entitled. Employee acknowledges that, except as expressly set forth above, after Employee’s execution of this Agreement, Employee will not be entitled to any other or further compensation, remuneration, or benefits from Company or its affiliates.

3. Discontinuance of the Action. Contemporaneously with the execution of this Agreement, the Parties shall authorize their attorneys to execute a Stipulation of Discontinuance with Prejudice in the form attached as Exhibit A. The Stipulation of Discontinuance shall be held in escrow by Company and shall be filed within three (3) days after payment is sent to Employee.

4. Tax Treatment. Employee understands and agrees that Company is neither providing tax nor legal advice, nor is Company making representations regarding tax obligations or consequences, if any, related to this Agreement.  Employee further agrees that Employee will assume any such tax obligations or consequences that may arise from this Agreement, and that Employee shall not seek any indemnification from Company in this regard.  Employee agrees that, in the event that any taxing body determines that any taxes are due from Employee, Employee acknowledges and assumes all responsibility for the payment of any such taxes and agrees to indemnify, defend, and hold Company harmless from the payment of such taxes, and any failure to withhold with the exception of any failure to withhold arising from the Company’s negligence, subject to Employee’s right to review the proposed withholding calculations before issuance of the check payable to Employee, as set forth in Paragraph 2.  Employee further agrees to pay, on Company’s behalf, any interest or penalties imposed as a consequence of such tax obligations, and to pay any judgments, penalties, taxes, costs, and attorneys’ fees incurred by Company as a consequence of Employee’s failure to pay any taxes due.

5. Non-Solicitation. Employee agrees that from the date of this Agreement until six (6) months after the date of commencement of Employee’s new employment, and/or the launch of a new operational company or venture by Employee, he will not, directly or indirectly, solicit or contact for employment the Company’s internal or external employees or contractors or consultants, including, but not limited to, those individuals currently placed at clients by TSR. Any inadvertent good faith solicitation of a consultant currently placed at a client by TSR, whom Employee is unaware is employed by TSR, will not be deemed a violation of this provision, if, upon receipt of notice from TSR to Employee that this consultant is covered by this provision, Employee will refrain from further contact with the identified consultant for the remaining time of this provision. To avoid any confusion, by way of example, if a TSR employee or contractor contacts Employee or secures employment with Employee, his new employer, or new company independently through a recruiting service such as Indeed.com, Zip Recruiter, or other third party job search company or platform in response to a general advertisement, this provision will be inapplicable. Employee agrees to notify the Company when Employee obtains employment, by emailing katharine.liao@squirepb.com and identifying the new company and Employee’s start date.

6. Return of Company Property. Employee agrees that he has returned to Company any and all Company property in Employee’s possession. To the extent Employee still has within his possession any Company property, whether in paper or electronic form, Employee agrees to return or permanently destroy such property within seven (7) days of this executed Agreement.

7. Upon execution of this agreement, the Company agrees to immediately permanently deactivate the two TSR email addresses that had been assigned to the Employee and were active at the time of his termination (i.e., Chughes@tsrconsulting.com and chrishughes@tsrconsulting.com).

8. Release of Claims by Employee. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by Company including settlement of the Claims. THIS IS A GENERAL RELEASE OF ALL CLAIMS.

8.1. In exchange for the Settlement Payment being provided to Employee, Employee, on Employee’s own behalf, and on behalf of Employee’s respective heirs, family members, executors, administrators, attorneys, representatives, current or former agents, successors and assigns, hereby voluntarily, irrevocably, and knowingly, unconditionally and absolutely waive, remise, generally release, acquit, satisfy and forever discharge Company and its legal representatives, officers, directors, fiduciaries, employees, investors, shareholders, insurers and re-insurers, agents, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, both in their individual and corporate capacities (collectively, the “Company Releasees”), of and from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), punitive damages, and all other amounts now accrued or which may hereafter to accrue, of any kind or character whatsoever, in any jurisdiction whatsoever, in law or in equity, of any nature whatsoever, known or unknown, direct or indirect, fixed or contingent, suspected or unsuspected, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to claims asserted or that could have been asserted in the Action or arising out of or relating to Employee’s employment, including the termination of Employee’s employment, including without limitation:

(a)	any and all claims relating to or arising from Employee’s employment relationship with Company or the Releasees and the termination of that relationship;

(b)	any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of stock of Company, including, without limitation, any claims for fraud; misrepresentation; breach of fiduciary duty; breach of duty under applicable state corporate law; and securities fraud under any state or federal law; however Employee does not release any claims he would have a right to bring as a current shareholder of the Company.;

(c)	any and all claims under the law of any jurisdiction including without limitation wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment, retaliation, breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent and intentional infliction of emotional distress; negligent and intentional misrepresentation; negligent and intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)	any and all claims for violation of any federal, state or municipal statute, including without limitation all employment laws, including without limitation, the Worker Adjustment and Retraining Notification (WARN) Act and any state-equivalent WARN Act; Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Fair Labor Standards Act; the Americans with Disabilities Act; the Older Workers’ Benefits Protection Act; the Family Medical Leave Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act (GINA); the Immigration Reform and Control Act (IRCA); the Employee Retirement Income Security Act of 1974; the National Labor Relations Act; the New York Labor Laws; the New York State Human Rights Law (Executive Law Article 15 et seq.); the New York City Human Rights Law; and all other laws against discrimination or applicable to employment that may be the subject of a release under applicable law;

(e)	any and all claims for violation of the federal, or any state, constitution;

(f)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)	any and all claims arising out of any personnel policies, contracts of employment, any other contracts, severance pay agreements, and covenants of good faith and fair dealing;

(h)	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement;

(i)	any claim or damage arising out of Employee’s employment with or separation from Company under any common law theory or any federal, state, or local statute or ordinance not specifically referred to above;

(j)	any and all claims for unpaid or withheld wages, severance, benefits, bonuses, commissions, and other compensation of any kind that Employee may have against the Releasees; and

(k)	any and all claims for attorneys’ fees and costs.

8.2. Employee understands and agrees that, to the fullest extent permitted by law, Employee is precluded from filing or pursuing any legal claim of any kind against any of the Releasees at any time in the future, in any federal, state, or municipal court, administrative agency, or other tribunal, arising out of any of the claims that Employee has waived by virtue of executing this Agreement. Employee agrees not to file or pursue any such legal claims and, if Employee does pursue such legal claims, Employee waives any right to receive monetary recovery. By Employee’s signature below, Employee represents that Employee has not filed any such legal claims against any of the Releasees in any federal, state, or municipal court, administrative agency, or other tribunal. Nothing in this Agreement shall be construed to waive any claims that cannot be waived as a matter of law. In addition, this Agreement does not prevent Employee from filing an administrative charge against any Releasee that may not be released as a matter of law. Nothing in this Agreement prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Employee from exercising any legally protected whistleblower rights without notice to or consent from Company. Employee agrees that Employee has had the opportunity to raise such claims and would feel comfortable doing so if such claims existed.

8.3. By Employee’s signature below, Employee represents that: (a) Employee is not aware of any unpaid wages, vacation, bonuses, expense reimbursements, or other amounts owed to Employee by Company, other than the Settlement Payment specifically promised in this Agreement; (b) Employee has not been denied any request for leave to which Employee believes Employee was legally entitled, and Employee was not otherwise deprived of any of Employee’s rights under the Family and Medical Leave Act or any similar state or local statute; and (c) Employee has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver. Company’s obligations under this Agreement are contingent upon Employee’s compliance with all terms and conditions provided for herein.

9. Release of Claims by Company. For the good and valuable consideration set forth above, the receipt of which is hereby acknowledged, the Company and their parent(s), predecessors, subsidiaries, affiliates, current or former agents, officers, principals, directors, executives, shareholders, employees, investors, successors and assigns, hereby voluntarily, irrevocably, and knowingly, unconditionally and absolutely waive, remise, generally release, acquit, satisfy and forever discharge Employee, and his current or former agents, successors and assigns (collectively the “Employee Releasees”) of and from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), punitive damages, and all other amounts now accrued or which may hereafter to accrue, of any kind or character whatsoever, in any jurisdiction whatsoever, in law or in equity, of any nature whatsoever, known or unknown, direct or indirect, fixed or contingent, suspected or unsuspected, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to claims asserted or that could have been asserted in the Action or arising out of or relating to Employee’s employment, including the termination of Employee’s employment.

10. Mutual Release of Unknown Claims. Employee and Company expressly acknowledge that the releases and waivers herein are intended to have the broadest possible application and that Employee and Company are hereby giving a general release to the Company Releasees and Employee Releasees, respectively. Both Parties acknowledge that he or it may discover facts or law different from, or in addition to, the facts or law that Employee or Company knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. For the purpose of implementing a full and complete release, Employee and Company expressly acknowledge that the releases given in this Agreement are intended to include, without limitation, claims that Employee and Company did not know or suspect to exist in Employee’s or Company’s favor at the time of the date of the Parties’ execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon with they might be based, would have materially affected the settlement of this matter; and that the Settlement Payment provided under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

11. No Outstanding or Known Future Claims/Causes of Action. Each Party affirms that it has not filed with any governmental agency or court any type of action or report against the other Party other than the Action, and currently knows of no existing act or omission by the other Party that may constitute a claim or liability excluded from the release in Paragraphs 7-9 above.

12. Non-Disparagement. Except in response to a valid legal process, Employee will not, at any time, directly or indirectly, orally, in writing or through any medium (including, but not limited to, television or radio, newspapers, newsletters, magazines, circulars, telephonic or text messages, computer networks (including electronic mail, social networks) or bulletin boards, or any other form of communication) disparage, defame, impugn, or otherwise damage or assail the reputation, integrity or professionalism of the Company, or any officer, executive, or director of the Company. Similarly, except in response to a valid legal process, TSR will direct the Board of Directors; Chief Executive Officer; Chief Financial Officer; managers, sales people, account managers, and recruiters; and Dan Zeff (“Company Representatives”) to not, at any time, directly or indirectly, orally, in writing or through any medium (including, but not limited to, television or radio, newspapers, newsletters, magazines, circulars, telephonic or text messages, computer networks (including electronic mail, social networks) or bulletin boards, or any other form of communication) disparage, defame, impugn, or otherwise damage or assail the reputation, integrity or professionalism of Employee. The Parties understand that this provision does not apply on occasions when Employee or Company is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must respond truthfully. The Parties also understand this provision does not prohibit either Party from disclosing truthful information that a Party is permitted to disclose by law regardless of any non-disparagement or non-disclosure agreement. For purposes of this paragraph, a disparaging statement or representation is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character, or product quality of the person or entity to whom the communication relates.

13. Older Workers’ Benefit Protection Act/Age Discrimination in Employment Act. Employee acknowledges, agrees and understands that under the general release detailed above, Employee is waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”); the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement; the Settlement Payment that is being provided to Employee is of significant value and is in addition to what Employee otherwise would be entitled; Employee is being advised in writing to consult with an attorney before signing this Agreement; Employee has in fact retained counsel to negotiate and represent him in negotiating this Agreement; Employee is being given a period of twenty-one (21) days within which to review and consider this Agreement before signing it, though Employee may sign earlier; Employee may revoke acceptance of this Agreement by providing written notice to Company within seven (7) days following its execution, and any notice of revocation of this Agreement must be in writing and transmitted by email to Katharine Liao at katharine.liao@squirepb.com with a read receipt; and because of Employee’s right to revoke this Agreement, this Agreement shall not become effective and enforceable until the eighth (8th) day after the return of an executed copy of this Agreement by Employee to Company (the “Effective Date”), and Employee will not be entitled to any of the benefits set forth in this Agreement until after the Effective Date.

14. Joint Public Statement. The Parties agree to issue a joint, neutral public statement to the media regarding the resolution of this Action. The joint public statement shall be approved by the Parties in substantially the form attached hereto as Exhibit B.

15. Confidentiality of Agreement. The Parties agree that the terms of this Agreement are strictly confidential, except insofar as the terms are required to be disclosed pursuant to the United States Securities and Exchange Commission (“SEC”) and the filing of a Form 8-k. Except as provided for in this Agreement, the Parties agree not to disclose, disseminate and/or publicize any of the terms of this Agreement, directly or indirectly, specifically or generally, to any person, corporation, association or governmental agency, except, (a) to the Parties’ employees, officers, directors, trustees, attorneys, tax advisors or accountants, (b) as required by law, including, but not limited to, SEC disclosure requirements; or (c) in response to an order of a court or governmental agency of competent jurisdiction or subpoena issued under proper authority; provided that notice of receipt of such order, inquiry or subpoena shall be telephonically communicated to counsel of record for the other Party in this matter as soon as reasonably possible, and also confirmed in writing to said counsel for the other Party as soon as reasonably possible, so that they will have the opportunity to intervene and assert what rights they have to nondisclosure prior to a response to the order, inquiry or subpoena. The Parties also shall advise any individual or entity to which it or they disclose information pursuant to this Agreement of the existence of these confidentiality provisions. It is agreed and understood by the Parties that any person to whom they disclose information pursuant to this Agreement shall be subject to and bound by the terms and conditions of these confidentiality provisions.

16. Non-Admissibility; No Admission of Liability; No Wrongdoing. The Parties agree that this Agreement shall not be admissible as evidence in any future proceeding of any kind, except in court on a claim of breach of this Agreement. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: an admission of the truth or falsity of any claims heretofore made; or an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party. Employee represents that Employee has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

17. Representations and Warranties. Each Party represents and warrants that it has carefully read and fully understands all of the terms and conditions set forth in this Agreement and that it has had sufficient time to consider all of the terms and conditions of this Agreement and to consult with its legal counsel. Each Party represents and warrants that it enters into this Agreement freely, knowingly and without coercion and based on its own judgment and not in reliance upon any representations or promises made outside of this Agreement by the other Party. Each Party represents and warrants that it has not heretofore or otherwise transferred to any persons any claim or potential claim which it may have against the other Party, and that it has full power, right and authority to execute this Agreement and to take all steps necessary to implement its terms and conditions. Each Party represents and warrants that no consent of any person or entity not a party to this Agreement is necessary for this Agreement to be fully and completely binding upon each of the Parties. Each person signing below represents and warrants that he/she has the authority to enter into this Agreement on behalf of the Party on whose behalf he/she so signs.

18. Fees and Costs. Each Party shall be responsible for all of its own legal costs, fees, and expenses in connection with the preparation of this Agreement. If a suit or action is filed by any Party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred in connection with such suit or action.

19. No Representations. The Parties represent that they each have had the opportunity to consult with an attorney, at their own expense, and have carefully read and understand the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

20. Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (a) at the time of delivery, if delivered by hand, (b) on the date of transmission if sent by facsimile or electronic mail, or (c) three days after posting if mailed by certified mail or overnight delivery service. Notice shall be delivered or sent to the following addresses or to such other addresses as the Parties may hereafter designate by like notice similarly provided:

If to Employee:

Christopher Hughes

[***]

[***]

[***]

With a copy to:

Trief & Olk

750 Third Avenue, Suite 2902

New York, New York 10017

Attn: Ted Trief

ttrief@triefandolk.com

If to TSR:

Thomas Salerno, CEO

400 Oser Ave # 150

Hauppauge, NY 11788

tsalerno@tsrconsulting.com

With a copy to:

Squire Patton Boggs (US) LLP

1211 Avenue of the Americas, 26th floor

New York, NY 10036

Attn: Katharine Liao, Esq.

Katharine.liao@squirepb.com

21. Severability. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

22. Entire Agreement. This Agreement constitutes the complete and exclusive agreement between the Parties and supersedes all prior or contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof. All previous discussions or negotiations have been merged into this Agreement. No Party to this Agreement has relied upon any oral or written representations, express or implied warranties, or agreements that are not expressly contained in the body of this Agreement or its Exhibits. The terms of this Agreement may not be modified, except by mutual consent of the Parties. Any and all modifications must be reduced to writing and signed by the Parties to be effective.

23. Joint Drafting. This Agreement was negotiated and jointly drafted by the Parties and their respective counsel and shall not be construed against any Party as the drafter hereof.

24. Successors and Assigns. Every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Parties thereto and their respective successors, assigns, heirs, legatee, legal representatives and transferees.

25. Governing Law and Venue. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of New York, without regard to choice of law principles. In the event of any dispute in connection with this Agreement, the venue in which said dispute will be resolved will be New York, New York.

26. Further Assurances and Cooperation. The Parties shall execute, acknowledge, deliver, or cause to be executed, acknowledged, or delivered, all further documents, and take all acts or cause such acts to be taken, as shall be reasonably necessary or convenient to carry out the provisions of this Agreement.

27. Construction and Headings. Words used in this Agreement that are either singular or plural, or masculine or feminine, shall be construed to include the other where appropriate. Headings are for convenience only and shall not limit, expand, affect, or alter the meaning of any text.

28. Execution. This Agreement may be executed in one or more counterparts, including digital and facsimile copies thereof, each of which shall be deemed an original, and all of which together shall constitute one and the same document. Signatures transmitted by email, facsimile or by other form of electronic transmission shall be treated as originals. Each Party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

29. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.

THE PARTIES VOLUNTARILY AND KNOWINGLY ACKNOWLEDGE, UNDERSTAND AND AGREE TO BE BOUND BY THIS AGREEMENT AND ITS TERMS.

Dated: October 4, 2021	By:	/s/ John G. Sharkey Sr. VP
TSR, Inc.
		Name:	John G. Sharkey Sr. VP

Dated: October 1, 2021
	By:	/s/ Christopher Hughes.
Christopher Hughes

EXHIBIT 10.1 EXHIBIT A

Stipulation of Discontinuance with Prejudice

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EXHIBIT 10.1 EXHIBIT B

Joint Statement

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